Exhibit 99

| NEWS

Ford U.S. April Sales Up; As Gas Prices Rise, Fuel-Efficient Products Help Grow Ford Sales Across the Board

●	Ford’s April sales totaled 189,778, up 16 percent versus a year ago

●	Cars up 26 percent, utilities up 11 percent, and trucks up 11 percent

●	Ford brand sales up 25 percent

●	Fiesta sales eclipse 9,000 for second month in a row

●	Fusion and Escape set April sales records

●	Explorer sales up 138 percent

●	F-Series sales up 11 percent; new V6 accounts for 50 percent of 2011 F-150 retail sales

●	Lincoln MKZ up 40 percent and MKX up 16 percent

DEARBORN, Mich., May 3, 2011 – Consumer demand for Ford’s fuel-efficient vehicles continues to grow, with April sales increasing 16 percent versus a year ago and year-to-date sales up 16 percent – totaling 686,498 vehicles.

“With gasoline prices eclipsing $3.90 a gallon, consumers are placing an even higher priority on fuel efficiency in every size and kind of vehicle,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Ford’s plan to lead in fuel efficiency is saving our customers money at the pump and helping us to profitably grow our business.”

Ford offers 12 vehicles that lead their sales segments in fuel economy, including four vehicles with EPA certified 40 mpg or higher ratings – a claim no other full-line automaker can match.

Cars
Ford dealers have two all-new small cars in their showrooms that are resonating with consumers. For the second month in a row, sales for Ford’s new Fiesta eclipsed 9,000. The all-new 2012 Focus also is selling briskly.  Focus sales totaled 17,265, up 22 percent versus a year ago.

Fusion set a new April record with sales of 21,189, up 12 percent versus a year ago.

The Ford Mustang (up 59 percent) and Lincoln MKZ (up 40 percent) also posted higher sales than a year ago.

Utilities
Sales of Ford’s utility vehicles were paced by the all-new Ford Explorer, which had its best April since 2006.

Explorer sales totaled 12,593, up 138 percent and, for the fourth straight month, Explorer continues to be the fastest-turning vehicle in the Ford showroom.

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Explorer’s class-leading EPA estimated highway fuel economy of 25 mpg is attracting owners of other makes. Its current conquest rate is 43 percent.

The Escape set a new April sales record with sales of 21,240, up 11 percent versus a year ago. Sales of the new Ford Edge (up 4 percent) and Lincoln MKX (up 16 percent) also were higher.

Trucks
Strong sales to commercial fleet customers powered Ford truck sales growth in April. Sales of Ford’s F-Series truck totaled 45,435, up 11 percent versus a year ago.

In January, Ford launched the 2011 F-150 with four all-new powertrains including two V6s – a 3.7-liter and a 3.5-liter EcoBoost. In April, V6-equipped F-150s accounted for 50 percent of all 2011 F-150 retail sales, up from 40 percent in March. The EcoBoost engine accounts for almost 75 percent of the V6 rate.

“The EcoBoost engine is the right engine for the right time,” said Czubay. “It provides the industry’s only ‘no compromise’ solution, delivering both the capability and fuel efficiency truck buyers really want.”

Ford’s commercial vehicles also posted year-to-year increases. Econoline sales totaled 11,611 (up 14 percent) and Transit Connect sales were 2,668 (up 20 percent).

Sales Summary
In April, total sales were 189,778, up 16 percent. Retail sales were up 10 percent and fleet sales were up 31 percent (commercial was up 33 percent, government grew 10 percent, and daily rental increased 39 percent).

Year-to-date, total sales were 686,498, up 16 percent. Retail sales were up 17 percent and fleet sales were up 14 percent (commercial was up 33 percent, government grew 11 percent, and daily rental increased 2 percent).

Continuing a trend seen in the first quarter, the largest increase in retail sales for the Ford brand was in California, where the new Fiesta, Focus and Explorer are helping Ford to attract new customers. In April, Ford brand retail sales were up 34 percent in California and up 37 percent year-to-date.

“Customers are rewarding us for delivering the vehicles people truly want and value – with the technologies they want and fuel-economy they need,” Czubay said. “This is good news for our customers, Ford dealers and our business.”
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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 166,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

Contact:	George Pipas
313.323.9216
gpipas@ford.com
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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1